Exhibit 8.1

windelsmarx.com

January 20, 2021

Hanover Bancorp, Inc.

80 E. Jericho Turnpike

Mineola, NY 11501

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) of Hanover Bancorp, Inc., a New York corporation (“Hanover”), including the proxy statement and prospectus forming a part thereof, relating to the proposed merger of Savoy Bank, a New York chartered commercial bank (“Savoy”), with and into Hanover Community Bank, a New York state chartered commercial bank (“Bank”) and wholly-owned subsidiary of Hanover, with Bank continuing as the surviving entity, pursuant to an Agreement and Plan of Merger, dated as of August 27, 2020 (as such agreement may be amended from time to time, the “Merger Agreement”), by and among Hanover, Bank and Savoy. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. At your request, and in connection with the filing of the Registration Statement, we are rendering our opinion concerning United States federal income tax matters.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement), (ii) the statements concerning the transactions contemplated by the Merger Agreement and the parties referred to in the Merger Agreement and the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Merger Agreement or the Registration Statement regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification, and (iv) the parties to the Merger Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement. If any of the above described assumptions are untrue for any reason or if the transactions contemplated by the Merger Agreement are consummated in a manner that is different than the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER - Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. Based upon and subject to the assumptions, limitations and qualifications set forth above and in such discussion, such discussion constitutes our opinion as to the material United States federal income tax consequences of the Merger.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Windels Marx Lane & Mittendorf, LLP
WINDELS MARX LANE & MITTENDORF, LLP